UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2021

iMine Corporation
(Exact name of Registrant as specified in its charter)

Nevada	000-55233	27-3816969
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

488 NE 18th Street, #2307

Miami, FL 33132

Phone: (786) 553-4006

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule l4a- l2 under the Exchange Act (17 CFR 240. l4a- l2)

☐     Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240. l4d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2021, the Board of Directors approved, and iMine Corporation (the “Company”) entered into and closed, a Debt Settlement Agreement (the “Settlement Agreement”) with Jose Maria Eduardo Gonzales Romero, a director and the Company’s Chief Executive Officer. The parties had previously entered into a Loan and Security Agreement dated March 20, 2018 (the “Loan Agreement”), under which Mr. Romero loaned $500,000 to the Company for the acquisition of computer equipment and for operating capital. Under the terms of the Loan Agreement, the outstanding principal and interest due was convertible into shares of common stock of the Company at the rate of $0.02 per share. At the time of the conversion, the Company owed $643,782, including interest in the amount of $143,782, which he converted into 32,189,100 shares.

Under the terms of the Settlement Agreement, Mr. Romero agreed to accept the 32,189,100 shares into which his debt was converted in full satisfaction of all outstanding obligations under the agreement. Mr. Romero granted the Company and its management and affiliates a full release of any obligations under the Loan Agreement, including release of the security interest granted in the assets of the Company. The Settlement Agreement was made retroaction by the parties to November 1, 2021.

Also on November 18, 2021, the Board of Directors authorized the issuance of 3,000,000 shares to Mr. Romero as compensation under his employment agreement dated August 14, 2019, with the Company (the “Employment Agreement”). Under the terms of the one-year Employment Agreement, the Company agreed to compensate him with 3,000,000 shares of common stock for his services as chief executive officer of the Company, the vesting of which shares was satisfied on May 10, 2020.

As a result of the above transactions, the Company had 74,498,053 shares of its common stock issued and outstanding on November 17, 2021.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 regarding the issuance of common stock of the Company is incorporated into this item.

The 3,000,000 shares issued to Mr. Romero as compensation, and the 32,189,100 shares issued upon the conversion under the Loan Agreement, were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and Section 4(a)(2) thereof, and Rule 506(b) promulgated thereunder, as a transaction by an issuer not involving any public offering. At the time of the issuance of the shares to Mr. Romero, he was an accredited investor as defined in Regulation D by virtue of his positions as a director and executive officer of the Company. No underwriting discounts or commissions were paid in connection with the transactions.

Item 5.01 Changes in Control of Registrant.

As a result of the issuance of the 3,000,000 shares of common stock to Mr. Romero for compensation and the 32,189,100 issued upon conversion under the Loan Agreement, Mr. Romero beneficially owns 35,189,100 shares of common stock or approximately 47.2% of the outstanding shares and holds voting control of the Company. As a majority shareholder, Mr. Romero has essential control of the Company and holds the practical ability to elect all directors of the Company at any meeting of the shareholders. The transactions, and consideration paid for the shares, is disclosed under Item 1.01 above and hereby incorporated into this item.

Prior to the transactions disclosed in this item, control of the Company was believed to be held by the former CEO Chad Ulansky by virtue of 4,680,000 or approximately 11.9% ownership of the issued and outstanding shares by him and his position as principal executive officer. There are no arrangements or understandings between Mr. Romero and Mr. Ulansky and their associates with respect to election of directors or other matters.

Management has no knowledge of any arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 regarding the issuance of common stock of the Company as compensation to Mr. Romero under the Employment Agreement is incorporated into this item.

Section 9 - Financial Statements and Exhibits

The following exhibits are furnished with this report:

Exhibit No.	Description
99.1	Debt Settlement Agreement dated November 17, 2021

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SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iMine Corporation

	/s/Jose Maria Eduardo Gonzales Romero	November 18, 2021
By:	Jose Maria Eduardo Gonzalez Romero	Date
Its:	Chief Executive Officer

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